Proxy Voting Policy and Procedures
Last Review Date: March 2022

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Contents

1 - Overview	3
1.1 - Policy Statement	3
1.2 - Key principles	3
1.3 - Scope	3
1.4 - Roles and Responsibilities	3
1.5 - References	4
2 - Additional Definitions	4
3 - Proxy Voting Procedures	5
3.1 - Voting Generally	5
3.2 - Abstentions	5
3.3 - Funds of Funds	6
3.4 - Conflicts of Interest	6
4 - Reporting, Oversight and Recordkeeping	7
4.1 - Client and Regulatory Reporting	7
4.2 - Proxy Voting and Proxy Voting Service Oversight	7
4.3 - Record Retention	8
5 - Amendments	8
Proxy Voting Guidelines	9
Directors and Boards	9
Auditors and Accounting Issues	11
Compensation Issues	12
Capitalization, Issuances, Transactions, Shareholder Rights, and Other Corporate Matters	13
Environmental and Social Issues	15
Miscellaneous, Administrative and Routine Items	15
Proposals Outside the Guidelines	16

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Proxy Voting Policy and Procedures

1	Overview

1.1	Policy Statement

Where Janus Henderson Investors has been provided voting discretion, it has a responsibility to vote proxies in the best interest of each client.1 Janus Henderson Investors has adopted this Proxy Voting Policy and Procedures to ensure that proxies are voted in the best interest of clients without regard to any relationship that Janus Henderson Investors or any affiliated person of Janus Henderson Investors may have with the issuer or personnel of the issuer. Subject to specific provisions in a client’s account documentation related to exception voting, Janus Henderson Investors will generally only accept direction from a client to vote proxies for that client’s account pursuant to: 1) the JHI Voting Guidelines; 2) the ISS Benchmark Policy; or 3) the ISS Taft-Hartley Voting Guidelines.

1.2	Key principles

•	Janus Henderson Investors will vote proxies in the best interest of each client.
•	Janus Henderson Investors will identify and manage any conflicts of interest which might affect a voting decision.
•	Janus Henderson Investors will disclose its voting decisions to clients upon request and to the public where required or consistent with local market practice.
•	Janus Henderson Investors will maintain records supporting its voting decisions.

1.3	Scope

This Policy applies to Janus Henderson Investors and each of the client accounts for which it has proxy voting responsibilities, other than those advised or sub-advised by Intech Investment Management LLC or Kapstream Capital Pty Ltd.

1.4	Roles and Responsibilities

Portfolio Management. Portfolio Management is responsible for determining how to vote proxies with respect to securities held in the client accounts they manage. Where Portfolio Management chooses to vote contrary to the Guidelines and as otherwise specified herein, Portfolio Management is required to provide a sufficient written rationale for their vote.

Operations Control. Operations Control is generally responsible for administering the proxy voting process as set forth in this Policy for client accounts whose Portfolio Management is located inside the United States. Operations Control works with the Proxy Voting Service and is responsible for ensuring that all meeting notices are reviewed against the Guidelines, the ISS Benchmark Policy or the Taft-Hartley Guidelines, and proxy matters are communicated to Portfolio Management for consideration pursuant to this Policy.

G&S Team. The G&S Team is generally responsible for administering the proxy voting process as set forth in this Policy for client accounts whose Portfolio Management is located outside the United States. The G&S Team works with the Proxy Voting Service and is responsible for reviewing shareholder meeting agendas, voting recommendations, and additional relevant documents and making voting decisions in consultation with Portfolio Management.

1	On behalf of accounts subject to the Employee Retirement Income Security Act of 1974 (ERISA), Janus Henderson Investors will vote proxies unless the power to vote such shares has been expressly retained by the appointing fiduciary in the investment management agreement. Janus Henderson Investors recognizes that the exercise of voting rights on securities held by ERISA plans is a fiduciary duty that must be exercised with care, skill, prudence and diligence. As such, where Janus Henderson Investors has voting responsibility for ERISA plans, they will vote proxies solely in the best interest of the participants and beneficiaries of such plans.
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Proxy Voting Committee. The Proxy Voting Committee develops Janus Henderson Investors’ positions on all major corporate issues, maintains and updates the Guidelines, manages conflicts of interest related to proxy voting and oversees the voting process generally, including by reviewing results of diligence on the Proxy Voting Service.

Proxy Voting Service. The Proxy Voting Service provides research services relating to proxy issues. The Proxy Voting Service also assists in certain functions relating to the voting of proxies. Among other things, the Proxy Voting Service is responsible for coordinating with clients’ custodians to ensure that all proxy materials received by the custodians relating to the clients’ portfolio securities are processed in a timely fashion. In addition, the Proxy Voting Service is responsible for submitting Janus Henderson Investors’ votes in accordance with the Guidelines or as otherwise instructed by Janus Henderson Investors and is responsible for maintaining copies of all proxy statements received from issuers and promptly providing such materials to Janus Henderson Investors upon request. The Proxy Voting Service also provides voting disclosure services, including filing of the Form N-PX in the United States.

1.5	References

Rule 206(4)-7 of the Investment Advisers Act

Rule 30b1-4 of the Investment Company Act

Rule 239.15 et seq. of the Investment Company Act

Commission Delegated Regulation (EU) No 231/2013, Article 37

Commission Directive 2010/43/EU, Article 21

FCA COLL 6.6A.6

CSSF Regulation 10-04, Article 23

UN Principles for Responsible Investment

IMAS Singapore Stewardship Principles

SFC Principles of Responsible Ownership

FRC UK Stewardship Code

2	Additional Definitions

G&S Team refers to the Governance and Stewardship team.

Janus Henderson Investors includes all investment advisory subsidiaries of Janus Henderson Group plc, including, but not limited to, Janus Henderson Investors (Australia) Institutional Funds Management Limited, Janus Henderson Investors (Singapore) Limited, Janus Henderson Investors (Japan) Limited, and Janus Henderson Investors US LLC.2,

JHI Proxy Voting Guidelines or the Guidelines refers to the voting guidelines adopted by Janus Henderson Investors and outlined at Appendix A.

Policy means this Proxy Voting Policy and Procedures.

Portfolio Management refers to the portfolio managers, assistant portfolio managers, and analysts supporting a given client account.

Proxy Administrator refers to the person performing administrative functions in support of the proxy voting program. For client accounts advised or sub-advised by Janus Henderson Investors entities located inside the United States, those functions are performed by Operations Control. For client accounts advised or sub-advised by Janus Henderson Investors entities located outside the United States, those functions are performed by the G&S Team.

2	Janus Henderson Investors US LLC has been designated by the Boards of Trustees of Janus Investment Fund, Janus Aspen Series, Clayton Street Trust, and Janus Detroit Street Trust to vote proxies for the Proprietary U.S. Funds, as applicable.

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Proxy Voting Committee or the Committee refers to the Janus Henderson Investors Proxy Voting Committee. The Committee is comprised of representatives from the Office of the Treasurer, Operations Control, Compliance, as well as the G&S Team and equity portfolio management who provide input on behalf of the investment team. Internal legal counsel serves as a consultant to the Committee and is a non-voting member.

Proprietary U.S Funds refer to the series of Janus Investment Fund, Janus Aspen Series, Clayton Street Trust, and Janus Detroit Street Trust.

Proxy Voting Service or ISS refers to Institutional Shareholder Services Inc.

3	Proxy Voting Procedures

3.1	Voting Generally

Where the Guidelines address the proxy matter being voted on, votes will be cast in accordance with the Guidelines unless directed otherwise. Portfolio Management and the G&S Team may vote contrary to the Guidelines at their discretion and with sufficient rationale documented in writing. Where the (1) Guidelines call for Portfolio Management or G&S Team input and/or (2) the proxy matter being voted on relates to a company and/or issue for which the Proxy Voting Services does not have research, analysis and/or a recommendation available, the Proxy Voting Service will refer proxy questions to the Proxy Administrator for further instruction. In the event Portfolio Management or the G&S Team is unable to provide input on a referred proxy item, Janus Henderson Investors will abstain from voting the proxy item.

Notwithstanding the above, with respect to clients who have instructed Janus Henderson Investors to vote proxies in accordance with the Taft-Hartley Guidelines or the ISS Benchmark Policy, the Proxy Voting Service will cast all proxy votes in strict accordance with those policies.

Janus Henderson relies on pre-populated and/or automated voting. That means the Proxy Voting Service will automatically populate the proxy voting system in accordance with the Guidelines, the Taft- Hartley Guidelines or the ISS Benchmark Policy. For those proxy proposals with a default policy position, the votes will be cast as populated in the system by the Proxy Voting Service unless directed otherwise by Janus Henderson Investors. For those proxy proposals without a default policy position (i.e., refer items), the votes will be cast as populated in the system by Janus Henderson Investors.

From time to time, issuers and/or ballot issue sponsors may publicly report additional information that may be relevant to the application of the Guidelines, the Taft-Hartley Guidelines or the ISS Benchmark Policy or the exercise of discretion by Portfolio Management (“supplemental materials”). To the extent the Proxy Voting Service identifies such supplemental materials, it will review that information and determine whether it has a material effect on the application of the Guidelines, the Taft-Hartley Guidelines or the ISS Benchmark Policy. The Proxy Voting Service is then responsible for ensuring that any votes pre-populated in the proxy voting system are appropriately updated and Janus Henderson is provided appropriate notice of such changes, including through availability of an updated research report. In all events, the Proxy Voting Service will notify Janus Henderson Investors of any supplemental materials identified so that they can be considered as part of the voting process, including with respect to items requiring Portfolio Management input.

3.2	Abstentions

Janus Henderson Investors recognizes that in certain circumstances the cost to clients associated with casting a

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proxy vote may exceed the benefits received by clients from doing so. In those situations, Janus Henderson Investors may decide to abstain from voting. For instance, in many countries, shareholders who vote proxies for shares of an issuer are not able to trade in that company’s stock within a given period of time on or around the shareholder meeting date (“share blocking”). In countries where share blocking is practiced, Janus Henderson Investors will only vote proxies if Janus Henderson Investors determines that the benefit of voting the proxies outweighs the risk of not being able to sell the securities. Similarly, in some instances, Janus Henderson Investors may participate in a securities lending program. Generally, if shares of an issuer are on loan, the voting rights are transferred and the lending party cannot vote the shares. In deciding whether to recall securities on loan, Janus Henderson Investors will evaluate whether the benefit of voting the proxies outweighs the cost of recalling them. Furthermore, in circumstances where a client held a security as of record date, but the holdings were sold prior to the shareholder meeting, Janus Henderson Investors may abstain from voting that proxy.

3.3	Funds of Funds

Janus Henderson Investors advises certain accounts that invest in other funds (“funds of funds”) advised by Janus Henderson Investors or its affiliated persons. From time to time, a fund of funds may be required to vote proxies for the underlying funds in which it is invested. In those circumstances, there may be a conflict of interest between Janus Henderson Investors and its clients. To mitigate that conflict, whenever an underlying fund submits a matter to a vote of its shareholders, Janus Henderson Investors will vote shares held by a fund-of-funds account in the same proportion as the votes of the other shareholders in the underlying fund (“echo vote”) or refrain from voting such shares to the extent that cost or other considerations outweigh the benefits of voting such shares.

In addition, certain Proprietary U.S. Funds may invest in ETFs and other funds advised by unaffiliated persons (“acquired funds,” and each, an “acquired fund”) pursuant to Rule 12d1-4 under the Investment Company Act (“Rule 12d1-4”). To the extent a Proprietary U.S. Fund and its advisory group2 (“advisory group”) individually or in the aggregate become the holders of (i) more than 25% of the outstanding voting securities of an acquired open- end fund or unit investment trust as a result of a decrease in the outstanding securities of that acquired open-end fund or unit investment trust or (ii) more than 10% of the outstanding voting securities of an acquired registered closed-end management investment company or business development company, Janus Henderson Investors will ensure that the Proprietary U.S. Fund and other funds and accounts in the advisory group echo vote the shares of the acquired fund; provided, however, that in circumstances where all holders of the outstanding voting securities of an acquired fund are required to echo vote pursuant to Rule 12d1- 4, a Proprietary U.S. Fund and other funds and accounts in the advisory group will. solicit voting instructions from its shareholders with regard to the voting of all proxies with respect to such acquired fund securities and vote such proxies only in accordance with such instructions.

3.4	Conflicts of Interest

Because the Guidelines, the ISS Benchmark Policy and the Taft-Hartley Guidelines pre-establish voting positions, application of those rules to default positions should, in most cases, adequately address any possible conflicts of interest. For situations where Portfolio Management or the G&S Team seek to exercise discretion when voting proxies, Janus Henderson Investors has implemented additional policies and controls described below to mitigate any conflicts of interest.

Portfolio Management or the G&S Team is required to disclose any actual or potential conflicts of interest that may affect its exercise of voting discretion. Actual or potential conflicts of interest include but are not limited to the existence of any communications from the issuer, proxy solicitors or others designed to improperly influence Portfolio Management or the G&S Team in exercising its discretion or the existence of significant relationships with the issuer.

Janus Henderson Investors also proactively monitors and tests proxy votes for any actual or potential conflicts of interest. Janus Henderson Investors maintains a list of significant relationships for purposes of assessing potential

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conflicts with respect to proxy voting, which may include significant intermediaries, vendors or service providers, clients and other relationships. In the event Portfolio Management or the G&S Team intend to vote against the Guidelines with respect to an issuer on the significant relationships list, the Proxy Administrator will notify the Committee which will review the rationale provided by Portfolio Management in advance of the vote. In the event Portfolio Management or the G&S Team intend to exercise discretion to vote contrary to Proxy Voting Service’s recommendations and with management as to an issuer on the significant relationships list, the Proxy Administrator will notify the Committee, which will review the rationale provided by Portfolio Management or the G&S Team in advance of the vote. If the Committee determines the rationale is inadequate, the proxy vote will be cast as in accordance with the Guidelines or as instructed by the Committee. In addition, on a quarterly basis, the Committee reviews all votes that deviate from the Guidelines and assesses the adequacy of the portfolio managers’ stated rationale.

Any personal conflict of interest related to a specific proxy vote should be reported to the Committee prior to casting a vote. In the event a personal conflict of interest is disclosed or identified, the Committee will determine whether that person should recuse himself or herself from the voting determination process. In such circumstances, the proxy vote will be cast in accordance with the Guidelines or as instructed by the Chief Investment Officer or his or her delegate. Compliance also reviews all refer votes contrary to the ISS recommendations and with management to identify any undisclosed personal conflicts of interest.

If a proxy vote is referred to the Chief Investment Officer or his or her delegate or to the Committee, the decision made and basis for the decision will be documented by the Committee.

4	Reporting, Oversight and Recordkeeping

4.1	Client and Regulatory Reporting

Janus Henderson Investors will provide clients with such information on proxy voting as agreed or otherwise set forth herein. Upon request, Janus Henderson Investors will provide clients with the proxy voting record for their accounts. Janus Henderson Investors will publicly disclose vote reporting in line with local market requirements or practices. On an annual basis, Janus Henderson Investors will provide proxy voting records for each Proprietary

U.S. Fund for the one-year period ending on June 30th on Janus Henderson Investors’ website at www.janushenderson.com/proxyvoting. Such voting record, on Form N-PX, is also available on the SEC’s website at www.sec.gov no later than August 31 of each year.

Janus Henderson Investors shall present this Policy and the Guidelines to the boards of trustees of the Proprietary

U.S. Funds at least annually and shall provide such other information and reports requested by such boards to fulfill their oversight function.

Except as noted in this Policy or required by law, Janus Henderson Investors generally does not provide information to anyone on how it voted or intends to vote on a particular matter still pending. Unless that information has otherwise been made public, Janus Henderson Investors may confirm to issuers, their agents or other third parties that votes have been cast but not how or how many votes were cast. Notwithstanding the foregoing, Portfolio Management and the G&S Team have the discretion to indicate to issuers or their agents how they voted or intend to vote in the context of discussions with issuers and their management as part of Janus Henderson Investors’ ongoing investment analysis process.

A complete copy of Janus Henderson Investors’ proxy voting policies and procedures, including specific guidelines, will be made available at www.janushenderson.com.

4.2	Proxy Voting and Proxy Voting Service Oversight

The Committee will ensure sufficient oversight of proxy voting through periodic review of voting decisions,

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operational issues and conflicts of interest as discussed herein. The Committee will review such information as it deems appropriate to discharge these responsibilities.

In addition, Janus Henderson Investors will conduct periodic due diligence reviews of the Proxy Voting Service via on-site, video or telephonic meetings and by written questionnaires. As part of this periodic due diligence process, Janus Henderson Investors shall collect information that is reasonably sufficient to support the conclusion that the Proxy Voting Service has the capacity and competency to adequately analyze the matters for which they provide research and voting recommendations. In connection with the periodic due diligence review, Janus Henderson Investors shall consider, among other things, (1) the adequacy and quality of the Proxy Voting Service’s staffing, personnel, and/or technology; (2) disclosure from the Proxy Voting Service regarding its methodologies in formulating voting recommendations; and (3) whether the Proxy Voting Service has adequate policies and procedures to identify, disclose, and address actual and potential conflicts of interest. In further exercise of its oversight responsibility, Janus Henderson Investors shall periodically sample the proxy votes cast on behalf of clients to ensure whether the Guidelines were applied correctly to such votes.

4.3	Record Retention

Janus Henderson Investors will retain proxy statements received regarding client securities, records of votes cast on behalf of clients, records of client requests for proxy voting information and all documents prepared by Janus Henderson Investors regarding votes cast in contradiction to the Guidelines. In addition, Janus Henderson Investors will retain internally-generated documents that are material to a proxy voting decision, such as the Guidelines, Committee materials and other internal research relating to voting decisions. Proxy statements received from issuers are generally available from the issuer’s, the relevant regulatory authority’s and/or the market place’s websites. They may also be available from the third-party voting service upon request. All materials discussed above will be retained in accordance with any applicable record retention obligations.

5	Amendments

This Policy is subject to review on an annual or more frequent basis by the Committee. In reviewing the Policy, the Committee reviews Janus Henderson Investors’ proxy voting record over the prior year, including exceptions to the Guidelines requested by Portfolio Management or the G&S Team, to determine whether any adjustments should be made. The Committee also reviews changes to the Guidelines recommended by the Proxy Voting Service, discusses such changes with the Proxy Voting Service, and solicits feedback from Portfolio Management on such changes. Once the Guidelines have been approved by the Committee and clients where required, they are distributed to the Proxy Administrator and the Proxy Voting Service for implementation.

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APPENDIX A

Proxy Voting Guidelines

Janus Henderson Investors will generally vote all proxies relating to portfolio securities held in client accounts for which it has been delegated voting authority in accordance with these Guidelines and the implementation instructions provided to the Proxy Voting Service. Nonetheless, because proxy issues and the circumstances of individual companies are so varied, there may be instances when Janus Henderson Investors may not vote in strict adherence to the Guidelines. Portfolio Management and the G&S Team are responsible for monitoring significant corporate developments, including proxy proposals submitted to shareholders, and instructing votes contrary to the Guidelines where they reasonably believe that is in the best interest of clients.

Janus Henderson Investors recognizes that corporate governance systems vary a great deal between jurisdictions according to factors such as cultural issues, laws and regulations, the extent of shareholder rights, the level of dispersed ownership and the stage of development more generally. In formulating our approach to corporate governance, we are conscious that a “one size fits all” policy is not appropriate. We will therefore seek to vary our voting activities according to the local market and its standards of best practices.

While Janus Henderson Investors has attempted to address the most common issues through the Guidelines, there will be various proxy voting proposals that are not addressed by the Guidelines or that require case-by-case resolution under the Guidelines. In addition, it may not be appropriate to apply certain Guidelines to investment types such as mutual funds, exchange-traded funds, and closed-end funds, in which case Janus Henderson Investors will generally rely on the recommendation of the Proxy Voting Service. Moreover, there may be various proxy voting proposals as to which the Proxy Voting Service does not have or provide research, analysis and recommendations. For example, the Proxy Voting Service may not provide research, analysis and recommendations for proxy voting proposals of privately-held companies. In such instances, those proposals will be referred to Portfolio Management or the G&S Team for resolution. In exercising discretion, Janus Henderson Investors may take into consideration the information and recommendations of the Proxy Voting Service but will vote all proxies based on its own conclusions regarding the best interests of its clients.

In many cases, a security may be held by client accounts managed by multiple portfolio managers. While Janus Henderson Investors generally casts votes consistently across client accounts it manages, different portfolio managers may vote differently on the same matter in the exercise of their discretion. For example, different portfolio managers may reasonably reach different conclusions as to what is in the best interest of their clients based on their independent judgments. In addition, in rare circumstances, an individual portfolio manager may reasonably reach different conclusions as to what is in the best interests of different clients depending on each individual client account’s investment strategy or its objectives.

Directors and Boards

Janus Henderson Investors recognises the diversity of corporate governance models across different markets and does not advocate any one form of board structure. However, it also recognises there are certain key functions which are or should be common across all markets:

•	Reviewing and guiding corporate strategy, major plans of action, risk policy, annual budgets and business plans; setting performance objectives; monitoring implementation and corporate performance; and overseeing major capital expenditures, acquisitions and divestitures;
•	Monitoring the effectiveness of the company's governance practices and making changes as needed;
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•	Selecting, compensating, monitoring and, where necessary, replacing key executives and overseeing succession planning;
•	Aligning key executive and board compensation with the longer-term interests of the company and its shareholders;
•	Ensuring a formal and transparent board nomination and election process;
•	Monitoring and managing potential conflicts of interest of management, board members and shareholders, including misuse of corporate assets and abuse in related party transactions;
•	Ensuring the integrity of the corporation's accounting and financial reporting systems, including the independent audit, and that appropriate systems of control are in place, in particular, systems for risk management, financial and operational control, and compliance with the law and relevant standards;
•	Monitoring the quality of relationships with key stakeholders; and
•	Overseeing the process of disclosure and communications.

Boards of directors should include the number and types of qualified directors sufficient to ensure effective discharge of these responsibilities, including independent non-executive directors with appropriate skills, experience and knowledge. The responsibilities of such non-executive directors should include monitoring and contributing effectively to the strategy and performance of management, staffing key committees of the board and influencing the conduct of the board as a whole. Consistent with this principle of independence, a board of directors should generally have a non-executive chairperson.

The board of directors should establish audit, compensation and nomination/succession committees. These should be composed wholly or predominantly of independent directors. Companies should publicly disclose the terms of reference of these committees and give an account to shareholders in an annual report or other regulatory filing of how their responsibilities have been discharged. The chairpersons and members of these committees should be appointed by the board as a whole according to a transparent procedure.

Janus Henderson Investors believes the board of directors, or supervisory board, as an entity, and each of its members, as an individual, is a fiduciary for all shareholders, and should be accountable to the shareholder body as a whole. Each director should therefore generally stand for election on an annual basis.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Board Classification – Janus Henderson Investors will generally vote against proposals to classify boards of directors and for proposals to declassify boards of directors.

Board Size – Janus Henderson Investors will generally vote in favor of proposals to increase the size of a board of directors so long as the board would retain a majority of independent directors. Janus Henderson Investors will generally vote against proposals to decrease the size of a board of directors which are intended as anti-takeover measures.

Director Independence – Janus Henderson Investors will generally vote in favor of proposals to increase the minimum number of independent directors. Janus Henderson Investors will generally vote in favor of proposals to separate the role of the chairman from the role of the CEO.

Director Indemnification – Janus Henderson Investors will generally vote in favor of proposals regarding director indemnification arrangements provided such provisions are not deemed excessive or inappropriate.

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Uncontested Elections –Janus Henderson Investors will generally vote in favor of director candidates that result in the board having a majority of independent directors and oppose director candidates that result in the board not having a majority of independent directors. After taking into consideration country-specific practices, Janus Henderson Investors will generally vote in favor of individual director candidates unless they:

•	attend less than 75% of the board and committee meetings without a valid excuse;
•	ignore or otherwise fail to respond appropriately to shareholder proposals receiving majority shareholder support;
•	are not responsive to advisory votes on executive compensation matters;
•	fail to provide appropriate oversight of company's risk management practices;
•	are non-independent directors and sit on the audit, compensation or nominating committees;
•	are non-independent directors and the board does not have an audit, compensation, or nominating committee;
•	are audit committee members and the non-audit fees paid to the auditor are excessive;
•	are audit committee members and poor accounting practices rise to a level of serious concern, or other serious issues surrounding the audit process or arrangement exist;
•	serve as directors on an excessive number of boards;
•	are compensation committee members and the company has poor compensation practices;
•	adopt a long term poison pill without shareholder approval or make material adverse changes to an existing poison pill;
•	are the chair of the nominating committee, or are otherwise responsible for the nomination process, of a board that does not have any female directors, and the company has not provided a reasonable explanation for its lack of gender diversity;
•	are the chair of the responsible committee of a company that is a significant greenhouse gas emitter3 where such company is not taking minimum steps needed to understand, assess, and mitigate risks related to climate change; and/or
•	amend the company's bylaws or charter without shareholder approval in a manner that materially diminishes shareholders' rights or that could adversely impact shareholders.

Contested Elections – Janus Henderson Investors will evaluate proposals relating to contested director candidates on case-by-case basis.

Cumulative Voting – Janus Henderson Investors will generally vote in favor of proposals to adopt cumulative voting unless otherwise recommended by the Proxy Voting Service.

Auditors and Accounting Issues

Janus Henderson Investors believes boards of directors should maintain robust structures and processes to ensure sound internal controls and to oversee all aspects of relationships with auditors. Boards of directors should generally have appropriately constituted audit committees with sufficient levels of financial expertise in accordance with prevailing legislation or best practice. The audit committee should ensure that the company gives a balanced and clear presentation of its financial position and prospects and clearly explains its accounting principles and policies. The audit committee should ensure that the independence of the external auditors is not compromised by conflicts of interest (e.g., financial conflicts arising from the award of non-audit assignments).

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

3	Janus Henderson Investors will apply the same definition as used by the Proxy Voting Service.

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Uncontested Auditors – Janus Henderson Investors will generally vote in favor of proposals to approve external auditors unless:

•	the auditor has a financial interest in or association with the company and is therefore not independent;
•	fees for non-audit services are excessive;
•	there is reason to believe the auditor has rendered an opinion which may be neither accurate nor indicative of the company's financial position;
•	the auditor is being changed without explanation; or
•	the auditor is not identified by name.

Contested Auditors – Janus Henderson Investors will evaluate proposals relating to contested auditors on a case-by-case basis.

Compensation Issues

Janus Henderson Investors believes compensation of executive directors and key executives should be aligned with the interests of shareholders. Performance criteria attached to share-based compensation should be demanding. Requirements for directors and senior executives to acquire and retain company shares that are meaningful in the context of their cash compensation are also appropriate. The design of senior executives’ contracts should not commit companies to ‘payment for failure’. Boards should pay attention to minimising this risk when drawing up contracts and to resist pressure to concede excessively generous severance conditions. Any share-based compensation should be subject to shareholder approval.

Companies should disclose in each annual report or proxy statement the board’s policies on executive compensation (and preferably the compensation of individual board members and top executives), as well as the composition of such compensation so that investors can judge whether corporate pay policies and practices are appropriately designed.

Broad-based employee share ownership plans or other profit-sharing programs are effective market mechanisms that promote employee participation. When reviewing whether to support proposed new share schemes, we place particular importance on the following factors:

•	The overall potential cost of the scheme, including the level of dilution;
•	The issue price of share options relative to the market price;
•	The use of performance conditions aligning the interests of participants with shareholders;
•	The holding period (i.e., the length of time from the award date to the earliest date of exercise); and
•	The level of disclosure.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Executive and Director Equity-Based Compensation Plans – Janus Henderson Investors will generally vote in favor of equity-based compensation plans unless they create an inconsistent relationship between long-term share performance and compensation, do not demonstrate good stewardship of investors’ interests, or contain problematic features. Janus Henderson Investors considers the following, non-exhaustive list of practices to be problematic and generally votes against plans or amendments to plans that:

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•	provide for re-pricing of underwater options;
•	provide for automatic replenishment (“evergreen”) or reload options;
•	create an inconsistent relationship between long term share performance and compensation increases; and/or
•	are proposed by management and do not demonstrate good stewardship of investors’ interests regarding executive compensation or are a vehicle for poor compensation practices.

Janus Henderson Investors will generally vote against proposals permitting material amendments to equity-based compensation plans without shareholder approval.

Long-Term Ownership – Janus Henderson Investors will generally vote in favor of proposals intended to increase long-term stock ownership by executives, officers and directors. These may include:

•	requiring executive officers and directors to hold a minimum amount of stock in the company;
•	requiring stock acquired through exercised options to be held for a certain period of time; and
•	using restricted stock grants instead of options.

Director and Officer Loans – Janus Henderson Investors will generally oppose proposals requesting approval of loans to officers, executives and board members of an issuer.

Say-on-Pay – Janus Henderson Investors will generally vote in favor of annual advisory votes on executive compensation (say-on-pay frequency). Janus Henderson Investors will generally vote with management on advisory votes on executive compensation (say-on-pay) unless Janus Henderson Investors determines problematic pay practices are maintained.

Executive Severance Agreements – Janus Henderson Investors will evaluate proposals to approve or cancel executive severance agreements on a case-by-case basis. Janus Henderson Investors will vote in favor of proposals to require executive severance agreements to be submitted for shareholder approval unless the proposal requires shareholder approval prior to entering into employment contracts.

Employee Stock Option Plans (ESOP) and Stock Purchase Plans (ESPP) – Janus Henderson Investors will generally vote in favor of proposals relating to ESOPs and ESPPs unless the shares purchased through the plans are discounted more than the market norm, the shares allocated to the plans are excessive, and/or the plans contain other problematic features.

Option Expensing and Repricing – Janus Henderson Investors will generally vote in favor of proposals requiring the expensing of options. Janus Henderson Investors will generally vote against proposals providing for the repricing of options.

Capitalization, Issuances, Transactions, Shareholder Rights, and Other Corporate Matters

Janus Henderson Investors believes all shareholders should be treated equitably. Companies’ ordinary shares should provide one vote for each share, and companies should act to ensure the owners’ rights to vote.

Any major strategic modifications to the core businesses of a company should not be made without prior shareholder approval. Equally, any major corporate changes, which in substance or effect, materially dilute the

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equity or erode the economic interests or share ownership rights of existing shareholders should not be made without prior shareholder approval of the proposed change. Such changes may include but are not limited to modifications to articles or bylaws and the implementation of shareholder rights plans or so called “poison pills.”

We will not support proposals that have the potential to reduce shareholder rights, such as significant open-ended authorities to issue shares without pre-emption rights or anti-takeover proposals, unless companies provide a compelling rationale for why they are in shareholder interests.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Capital Stock – Subject to local market standards, Janus Henderson Investors will generally vote in favor of proposals seeking to increase the number of shares of common or preferred stock authorized for issue unless the company does not adequately justify the need for the additional shares. Janus Henderson Investors will generally vote against proposals to authorize preferred stock whose voting, conversion, dividend and other rights are determined at the discretion of the board of directors when the stock is issued (“blank check stock”). Janus Henderson Investors will generally vote against proposals for different classes of stock with different voting rights.

Stock Splits – Janus Henderson Investors will generally vote in favor of proposals to split shares unless they negatively affect the ability to trade shares or the economic value of a share.

Share Issuances - Janus Henderson Investors will generally vote in favor of proposals related to share issuances with and without preemptive rights, provided that voting in favor of such proposals is consistent with local market standards, such proposals are not considered excessive in the context of the issuer and such proposals do not provide for different levels of voting rights.

Debt Issuances – Janus Henderson Investors will evaluate proposals regarding the issuance of debt, including convertible debt, on a case- by-case basis.

Mergers, Acquisitions and Other Significant Corporate Transactions – Janus Henderson Investors will evaluate proposals regarding acquisitions, mergers, tender offers or changes in control on a case-by-case basis, including any related proposals such as share issuances or advisory votes on golden parachutes.

Reorganization, Restructuring and Liquidation – Janus Henderson Investors will evaluate plans of reorganization, restructuring and liquidation on a case-by-case basis.

Shareholder Rights Plans and Other Anti-Takeover Mechanisms – Janus Henderson Investors will generally vote against shareholder rights plans or other proposals designed to prevent or obstruct corporate takeovers (includes poison pills), unless such measures are proposed in a transparent and independent fashion and designed primarily as a short-term means to protect a tax benefit, or are structured in such a way that they give shareholders the ultimate decision on any proposal or offer. This general policy supersedes any other more specific policy to the contrary.

Change in Jurisdiction of Incorporation or Organization - Janus Henderson Investors will generally vote in favor of proposals regarding changes in the jurisdiction of incorporation or organization of an issuer.

Confidential Voting – Janus Henderson Investors will generally vote in favor of proposals to provide for confidential voting and independent tabulation of voting results.

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Proxy Voting Policy and Procedures

Supermajority Voting – Janus Henderson Investors will generally vote against proposals to provide for supermajority voting (e.g., to approve acquisitions or mergers).

Special Meetings – Janus Henderson Investors will generally vote in favor of management proposals to allow shareholders to call special meetings. Janus Henderson Investors will generally vote in favor of shareholder proposals to allow shareholders to call special meetings, unless such right is already provided at a level consistent with local best practice and the shareholder proposal would further reduce the required threshold. Such proposals will be evaluated on a case-by-case basis.

Written Consents – Janus Henderson Investors will generally vote in favor of management proposals to allow action by shareholders’ written consent. Janus Henderson Investors will evaluate shareholder proposals to allow action by shareholders’ written consent on a case-by-case basis.

Proxy Access – Janus Henderson Investors will evaluate proposals related to proxy access on a case-by-case basis.

Environmental and Social Issues

Janus Henderson Investors believes that good management of stakeholder relationships contributes to business success and long-term shareholder value. These stakeholders include not only shareholders but also employees, consumers, debtholders, business partners, neighbors and the wider global community. Janus Henderson Investors also recognises the importance of environmental issues such as climate change and social issues such as diversity & inclusion to all these stakeholder groups.

As a fiduciary for its clients, Janus Henderson Investors is primarily concerned with the impact of proposals on a company’s performance and economic value. Janus Henderson Investors recognizes that environmental and social issues are associated with risks, costs and benefits which can have a significant impact on company performance over the short and long term. When evaluating the merits of proposals on environmental and social issues, Janus Henderson Investors will weigh the risks, costs and benefits of supporting the proposals against those presented by alternatives, including potentially seeking similar outcomes through direct engagement activities with management. Janus Henderson Investors will generally support management proposals addressing environmental and social issues unless we identify significant weaknesses relative to market practice or peers. Janus Henderson Investors will generally support shareholder proposals addressing environmental and social issues where we identify significant areas of weakness or deficiency relative to peers and/or industry best practices or feel that management has failed to adequately respond to shareholder concerns.

Miscellaneous, Administrative and Routine Items

Janus Henderson Investors believes that management should generally have discretion to make certain types of decisions, including how to use existing capital. In addition, in certain jurisdictions, shareholder approval of certain routine or administrative matters may be required. On these types of issues, Janus Henderson Investors will generally defer to management unless it believes these decisions are not being made, or these actions are not being taken, in good faith.

In recognition of these principles, Janus Henderson Investors has adopted the following default policy positions among others:

Dividends – Janus Henderson Investors will generally vote in favor of management proposals relating to the issuance of dividends. Janus Henderson Investors will evaluate shareholder proposals relating to the issuance of dividends on a case-by-case basis.

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Proxy Voting Policy and Procedures

Share Repurchase Plans - Janus Henderson Investors will generally vote in favor of management proposals regarding share repurchases. Janus Henderson Investors will evaluate shareholder proposals relating to share repurchases on a case-by-case basis.

“Other Business” – Janus Henderson Investors will generally vote against proposals to approve “other business” when it appears as a voting item.

Designation of Exclusive Forum - Janus Henderson Investors will generally vote in favor of proposals designating an exclusive forum in federal court or Delaware state court (for companies organized in Delaware). Janus Henderson Investors will evaluate proposals designating an exclusive forum in other jurisdictions on a case- by-case basis.

Proposals Outside the Guidelines

For proposals outside the scope of the Guidelines or instructions otherwise provided to the Proxy Voting Service, Janus Henderson Investors will generally rely on the recommendation of the Proxy Voting Service.

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